Exhibit 10.6

ROSETTA RESOURCES INC.

2013 LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE UNIT AWARD AGREEMENT

THIS AGREEMENT, made and entered into as of the _____ day of ______________, _____, is entered into by and between ROSETTA RESOURCES INC., a Delaware corporation (“Rosetta”), and ____________________, an employee of Rosetta or one of its Affiliates (“Participant”).

WHEREAS, the Compensation Committee of Rosetta’s Board of Directors or such other committee designated by Rosetta’s Board of Directors (the “Committee”), acting under the Rosetta Resources Inc. 2013 Long-Term Incentive Plan, (the “Plan”), has the authority to award performance awards in the form of performance share units representing hypothetical shares of Rosetta’s common stock (“Performance Share Units”), with each Performance Share Unit equal in value to one share of the Rosetta’s $0.001 par value per share (a “Share”), to certain employees, directors or other individuals providing services to Rosetta or an Affiliate; and

WHEREAS, pursuant to the Plan, the Committee has determined to make such an award to Participant on the terms and conditions and subject to the restrictions set forth in the Plan and this Agreement, and Participant desires to accept such award;

NOW, THERFORE, in consideration of the premises and mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Performance Share Unit Award.  On the terms and conditions and subject to the restrictions, including forfeiture, hereinafter set forth, Rosetta hereby awards to Participant, and Participant hereby accepts, an award of _________ Performance Share Units (the “Award”).  The Award is made effective as of the date of this Agreement (the “Effective Date”).

2.Vesting and Forfeiture.

(a)Performance Period.  The Performance Period in which the Performance Objectives (as provided in paragraph (b)(i) of this Section 2) are measured shall begin on January __, _____ and end on December ___, _______.

(b)Restrictions

(i)Performance Objectives.  The interest of the Participants in the Performance Share Units shall vest as the Committee determines in its sole discretion, to the extent that the “Performance Objectives” set forth in Appendix A are met and after considering other circumstances, if any, that the Committee determines should apply.

(ii)Transfer Restrictions.  The Performance Share Units shall be subject to forfeiture by Participant to Rosetta as provided in this Agreement, and Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of any of the Performance Share Units, other than by will or pursuant to the applicable laws of descent and distribution(the “Transfer Restrictions”).  Following the settlement of the Performance Share Units for Shares, as the Committee determines in its discretion, the Participant shall be free to sell, transfer, pledge, exchange, hypothecate or otherwise dispose of such Shares, subject to applicable securities laws and the policies of Rosetta then in effect.  Furthermore, Rosetta shall not be required to treat as an owner of Performance Share Units, and associated benefits hereunder, any transferee to whom such Performance Share Units or benefits shall have been so transferred.

(iii)Service Requirement.  Except as otherwise provided in this paragraph (b)(iii) of Section 2, upon termination of Participant’s employment or service with Rosetta or any Affiliate prior to the time that the Committee certifies the extent to which the performance goals and other material terms of this Award has been achieved or satisfied for the Performance Period, Participant shall forfeit all Performance Share Units granted under this Award and any rights with respect thereto (the “Service Requirement”).

(A)Termination with Good Reason or for Reasons Other Than Cause.  If during the Performance Period, Participant’s employment is terminated by Rosetta other than for Cause, or by Participant for Good Reason (“Cause” and/or “Good Reason” as defined in the Plan), the Participant will be vested in any then-unvested grant of Performance Share Units by dividing (a) the days worked since the effective date of that grant through the employment termination date, by (b) the total number of days in that grant’s full performance period, and then multiplying that fractional result by the number of Performance Share Units originally granted.  Shares in settlement of that prorated number of vested Performance Share Units will be delivered as soon as administratively feasible after the end of the Performance Period, and will be multiplied by the vesting percentage (0-200%) that is approved by the Committee after considering the performance metrics and mitigating factors associated with that grant for the entire performance period.  The Participant shall receive the vested shares only after executing and not revoking a waiver and release agreement in a form satisfactory to Rosetta (an “Effective Release”) and continuing to comply with its terms.

(c)Vesting

(i)Except for Performance Share Units For which the Service Requirement has been waived under paragraph (b)(iii)(A) of this Section 2 or in the event of a Corporate Change (as defined in the Plan), as provided in paragraph (d) of this Section 2, at the end of the Performance Period, the Committee shall determine in its sole discretion whether the Performance Objectives set forth in paragraph (b)(i) of this Section 2 have been met and the number of Performance Share Units that will vest in accordance with the level of achievement of such Performance Objectives.  Participant may receive from zero percent (0%) to two hundred percent (200%) of the Performance Share Units set forth in Section 1.

(ii)Upon the vesting of the Performance Share Units, Participant shall be entitled to receive, as soon as administratively practicable, but not later than thirty (30) days after such vesting event, Shares, cash or a combination of Shares and cash, as the Committee determines in its sole discretion, equal to the number of Performance Share Units that have vested.  If the Performance Share Units are settled in cash, in full or in part, prior to the end of the Performance Period, the cash settlement shall be based upon the Fair Market Value (as defined in the Plan) of a Share on the date of vesting. If the Performance Share Units are settled in cash, in full or in part, after the end of the Performance Period, the cash value shall be based on the Fair Market Value of a Share as of the last trading day of the Performance Period.

(d)Corporate Change.  After a Corporate Change, the Performance Objectives shall be deemed to be met at target; provided that the Transfer Restrictions and Service Requirements will continue until the end of the Performance Period; provided further that the Service Requirements shall end at the end of the Performance Period and not at the time when the Committee certifies that the Performance Objectives have been met.  For the avoidance of doubt, after a Corporate Change, all previously granted Performance Share Units would revert to restricted shares or restricted stock units in the successor company with (a) a total value equal to the originally-granted number of Performance Share Units times the fair-market value of a Rosetta share of common stock on the final day of trading in Rosetta shares, and (b) a date on which the restrictions will be removed from the shares or units that is the same as the last day of the planned Performance Period for the original grant of Performance Share Units, unless such Service Requirement is waived under paragraph (d)(i) of this Section 2.

(i)Termination with Good Reason or for Reasons Other Than Cause after a Corporate Change.  If after a Corporate Change and prior to the end of the Performance Period, Participant’s employment is terminated by Rosetta other than for Cause, or by Participant for Good Reason, provided that such termination is a “separation from service” as defined in Treasury Regulation §1.409A-1(h), the Service Requirements for all Performance Share Units granted to such Participant in Section 1 hereunder shall be waived conditioned upon the Participant providing to the successor company an Effective Release.  In case of vesting under this paragraph (d)(i), payment of the Performance Share Units will be made not later than 60 (sixty) days following the Participant’s separation from service (but if the last day of such 60 (sixty) day period falls in the taxable year of the Participant following the taxable year of such separation, payment will be made in such following taxable year), provided the Participant provides to the successor company an Effective Release.

3.No Rights as Stockholder.

(a) Performance Share Units represent hypothetical Shares, subject to attainment of specified performance conditions.  The Participant shall not be entitled to any of the rights or benefits generally accorded to stockholders.

(b)Upon the lapse of restrictions, if Rosetta determines, in its sole discretion, to issue a Share for each vested Performance Unit pursuant to paragraph (c)(ii) of Section 2, such Shares shall be released into an unrestricted book entry account with Rosetta’s transfer agent; provided, however, that a portion of such Shares shall be surrendered in payment of required withholding taxes, if necessary and in accordance with Section 4 below, unless Rosetta, in its sole discretion, establishes alternative procedures for the payment of required withholding taxes.

4.Withholding Taxes.

(a)Participant (or in the event of Participant’s death, the administrator or executor of Participant’s estate) will pay to Rosetta or the appropriate Affiliate, or make arrangements satisfactory to Rosetta or such Affiliate regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the cash or Shares in settlement of the Performance Share Units.

(b)Any provision of this Agreement to the contrary notwithstanding, if Participant does not satisfy his or her obligations under paragraph (a) of this Section 4, Rosetta shall, to the extent permitted by law, have the right to deduct from any payments made under the Plan, regardless of the form of such payment, or from any other compensation payable to Participant, whether or not pursuant to this Agreement or the Plan and regardless of the form of payment, any federal, state or local taxes of any kind required by law to be withheld with respect to the cash or Shares in settlement of the Performance Share Units.

5.Reclassification of Performance Share Units.  In the event of any reorganization, recapitalization, stock split, stock dividend, merger, consolidation, combination of shares or other change affecting the Common Stock, the Committee shall make such adjustments as it may deem appropriate with respect to the Performance Share Units.  Any such adjustments made by the Committee shall be conclusive.

6.Effect on Employment.  Nothing contained in this Agreement shall confer upon Participant the right to continue in the employment or service of Rosetta or any Affiliate, or affect any right which Rosetta or any Affiliate may have to terminate the employment or service of Participant.  This Agreement does not constitute evidence of any agreement or understanding, express or implied, that Rosetta or any Affiliate will retain Participant as a Participant for any period of time or at any particular rate of compensation.

7.Assignment.  Rosetta may assign all or any portion of its rights and obligations under this Agreement.  The Award, the Performance Share Units and the rights and obligations of Participant under this Agreement are subject to the Transfer Restrictions in paragraph (c)(ii) of Section 2.

8. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of (i) Rosetta and its successors and assigns, and (ii) Participant and his or her heirs, devisees, executors, administrators and personal representatives.

9.Notices.  All notices between the parties hereto shall be in writing and given in the manner provided in Section 15.7 of the Plan.  Notices to Participants shall be given to Participant’s address as contained in Rosetta’s records.  Notices to Rosetta shall be addressed to its General Counsel at the principal executive offices of Rosetta as set forth in Section 15.7 of the Plan.

10.Governing Law; Exclusive Forum; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except as superseded by applicable federal law.  The exclusive forum for any action concerning this Agreement or the transactions contemplated hereby shall be in a court of competent jurisdiction in Harris County, Texas, with respect to a state court, or the United States District Court for the Southern District of Texas, Houston Division, with respect to a federal court.  PARTICIPANT HEREBY CONSENTS TO THE EXERCISE OF JURISDICTION OF A COURT IN THE EXCLUSIVE FORUM AND WAIVES ANY RIGHT HE OR SHE MAY HAVE TO CHALLENGE OR CONTEST THE REMOVAL AT ANY TIME BY ROSETTA OR ANY OF ITS AFFILIATES TO FEDERAL COURT OF ANY SUCH ACTION HE OR SHE MAY BRING AGAINST IT IN STATE COURT.

11.The Plan.

(a)Agreement.  The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of Rosetta and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by Rosetta and Participant.

(b)Receipt of the Plan.  Participant acknowledges receipt of a copy of the Plan currently in effect and the Plan prospectus and agrees to receive stockholder information, including copies of any annual report, proxy and Form 10-K from the investor relations section of Rosetta’s website at www.rosettaresources.com.  Alternatively, Participant may request to receive the information in this Section 11 upon written or telephonic request to Rosetta’s Corporate Secretary.

IN WITNESS WHEREOF, Rosetta and Participant have executed this Agreement as of the date first written above.

ROSETTA RESOURCES INC.

By:

James E. Craddock

Chairman, Chief Executive Officer and President

PARTICIPANT